Exhibit 4.1

PERFORMANCE-BASED
RESTRICTED STOCK UNIT AGREEMENT

AGREEMENT, effective as of the date of acknowledgement, between 3D SYSTEMS CORPORATION, a Delaware corporation (the “Company”), and the recipient of the Award Units (the “Participant”).
The 2015 Incentive Plan (the “Plan”) of 3D Systems Corporation is designed to assist the Company and its subsidiaries and affiliates in attracting and retaining employees and consultants of outstanding competence by providing an incentive that permits the persons responsible for the Company’s growth to share directly in that growth and to further the identity of their interests with the interests of the Company’s stockholders. The Participant is eligible to receive an Award of performance-based Restricted Stock Units (“Restricted Stock Units”), each unit of which is a notional bookkeeping entry representing the equivalent of a share of Common Stock under Section 7 of the Plan.
NOW, THEREFORE, the Company and the Participant mutually agree as follows:
Section 1. Restricted Stock Units; Performance Conditions
Subject to the terms and conditions hereinafter set forth, the Company hereby grants to the Participant and the Participant accepts from the Company the target number of Restricted Stock Units set forth in the Notice of Award (the “Award Units”).
The target number of Award Units shall be adjusted based on the Company’s performance during [___] for the following [__] metrics: [______________________], defined as follows:

(i)	[___________________________].

(ii)	[___________________________].
The target Award Units for each metric (determined by multiplying the total target Award Units by [__]%) will be adjusted for performance by multiplying the target by the performance adjustment percentage indicated below based on actual performance results for the [_______]. The sum of the performance-adjusted Award Units for each metric is referred to collectively as the “Performance-Adjusted Units.” The Performance-Adjusted Units become earned subject to the remaining terms and conditions of this Agreement, including the service-based vesting conditions set forth in Section 4 of this Agreement.
The performance targets and adjustments for each metric are as follows:
[_________________] (weighted [__]%)

Achievement	Results	Performance Adjustment
Below Threshold	[____________]	0%
Threshold	[____________]	[__]%
Target	[____________]	[__]%
Maximum	[____________]	[__]%
[_________________] (weighted [__]%)

Achievement	Results	Performance Adjustment
Below Threshold	[____________]	0%
Threshold	[____________]	[__]%
Target	[____________]	[__]%
Maximum	[____________]	[__]%
Results for each metric between threshold and target or between target and maximum shall be interpolated on a straight-line basis. Any fractional Performance-Adjusted Unit shall be rounded up to the nearest whole unit. If both metrics perform below threshold, the Award shall be canceled and all Award Units immediately forfeited. Final performance results are subject to certification by the Compensation Committee of the Board of Directors of the Company (the “Committee”) by no later than [_______________]. The Committee retains the discretion to adjust performance metrics up or down based on the occurrence and effect of significant non-recurring events such as mergers, acquisitions, dispositions, impairments, etc. Decisions by the Committee regarding performance results shall be final and binding on all parties.
Section 2. Terms and Conditions of Plan
The Participant agrees that all the Award Units are granted subject to and in accordance with the terms and conditions of the Plan. The authority of the Company to enter into this Agreement and to issue the Award Units pursuant hereto is derived exclusively from the Plan. If any terms or conditions of this Agreement conflict with any terms or conditions of the Plan, the terms and conditions of the Plan shall control. Any capitalized terms not defined herein shall have the meaning assigned to such term in the Plan. The Participant acknowledges that a copy of the Plan has been made available to the Participant.
Section 3. Restriction on Transfer
Until the Participant’s interest in the Award Units becomes vested and nonforfeitable under Sections 1 and 4 of this Agreement and except as permitted in Section 10 of the Plan, no Award Units, or any interest therein, shall be sold, transferred, pledged, encumbered or otherwise disposed of by the Participant so long as the Participant shall remain a Participant of the Company, except that such restrictions may expire earlier as provided by Section 9 of the Plan.
Section 4. Forfeiture and Period of Restriction
Subject to the satisfaction of any and all of the conditions set forth in this Agreement (i) the Participant’s interest in that number of whole Restricted Stock Units that most nearly equals, but does not exceed, one-third of the Performance-Adjusted Units shall be vested and nonforfeitable on the later of (A) the first anniversary of the Award Date set forth in the Notice of Award or (B) the date that the Committee certifies the performance results under Section 1, in either case if the Participant remains in the continuous employ of the Company, a Subsidiary or an Affiliate from the Award Date until such date; (ii) the Participant’s interest in that number of additional whole Restricted Stock Units that most nearly equals, but does not exceed, one-third of the Performance-Adjusted Units shall be vested and nonforfeitable on the second anniversary of the Award Date if the Participant remains in the continuous employ of the Company, a Subsidiary or an Affiliate from the Award Date until such second anniversary; and (iii) the Participant’s interest in the remaining Performance-Adjusted Units shall be vested and nonforfeitable on third anniversary of the Award Date if the Participant remains in the continuous employ of the Company, a Subsidiary or an Affiliate from the Award Date until such third anniversary.
The preceding paragraph to the contrary notwithstanding, if not sooner vested and nonforfeitable, the Participant’s interest in all of the Performance-Adjusted Units shall be vested and nonforfeitable on the date that the Participant’s employment with the Company, its Subsidiaries and its Affiliates ends if such employment ends on account of the Participant’s death or Disability and the Participant has remained in the continuous employ of the Company, a Subsidiary or an Affiliate from the Award Date until such termination, provided that if such termination of employment on account of the Participant’s death or Disability occurs before performance results have been determined by the Committee, the Participant shall become vested in the Performance-Adjusted Units after the Committee’s determination of performance results, which Performance-Adjusted Units shall be payable on the date set forth in clause (i) of the immediately preceding paragraph.
Notwithstanding anything contained in Section 7 of the Plan to the contrary, the Committee may, in its sole discretion, waive the performance, vesting and forfeiture requirements and any other conditions set forth in this Agreement under appropriate circumstances (including, but not limited to, the death, Disability or Retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture or a proportionate number of the Award Units) as the Committee shall deem appropriate.
Any Award Units that have not become vested and nonforfeitable on or before the date of a termination of the Participant’s employment (for any reason) shall be forfeited on the date that the Participant is no longer employed by the Company, a Subsidiary or an Affiliate.
Section 5. Settlement of Award Units
Upon the vesting of the Award Units as provided in Sections 1 and 4 above without a forfeiture and the satisfaction of or release from any other conditions set forth in this Agreement, or at such earlier time as provided under Section 4 above, the restrictions applicable to the Restricted Stock Units shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of Section 14 of this Agreement and Section 13 of the Plan (regarding tax withholding), but no later than sixty (60) days following such event, the Company shall deliver to the Participant or, in case of the Participant’s death, to the Participant’s Beneficiary, (1) a cash payment equal to the number of Award Units as to which such restrictions have lapsed multiplied by the Fair Market Value of a share of Common Stock as of the date the restrictions lapsed, (2) solely in the Committee’s discretion, one or more share certificates registered in the name of the Participant, for the appropriate number of shares of Common Stock, or a statement from the Company representing that such shares have been issued, are in book entry form and are free of all restrictions, except for any restrictions that may be imposed by law, or (3) any combination of cash and shares of Common Stock.
Section 6. Undertakings of Participant
The Participant represents and agrees that he or she will comply with the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), with respect to the Award Units and any shares issued under Section 5, and he or she will indemnify the Company for any costs, liabilities and expenses that it may sustain by reason of any violation of the Securities Act or the Securities Exchange Act caused by any act or omission on his or her part with respect to the Award Units or such shares.
Section 7. Registration of Shares
The Company shall use its reasonable commercial efforts to cause the shares of Common Stock issuable in connection with the Plan to be registered under the Securities Act of 1933, as amended (the “Securities Act”), but shall otherwise be under no obligation to register any shares of Common Stock issued under the Plan under the Securities Act or otherwise. If, at the time any shares of Common Stock are issued pursuant to the Plan, there shall not be on file with the Securities and Exchange Commission an effective Registration Statement under the Securities Act covering such shares of Common Stock, the Participant to whom such shares are to be issued will execute and deliver to the Company upon receipt by him or her of any such shares an undertaking, in form and substance satisfactory to the Company, that (i) such Participant has had access or will, by reason of such person’s employment or service with the Company, or otherwise, have access to sufficient information concerning the Company to enable him or her to evaluate the merits and risks of the acquisition of shares of the Company’s Common Stock pursuant to the Plan, (ii) such Participant has such knowledge and experience in financial and business matters that such person is capable of evaluating such acquisition, (iii) it is the intention of such Participant to acquire and hold such shares for investment and not for the resale or distribution thereof, (iv) such Participant will comply with the Securities Act and the Exchange Act with respect to such shares, and (v) such Participant will indemnify the Company for any cost, liability and expense that the Company may sustain by reason of any violation of the Securities Act or the Exchange Act occasioned by any act or omission on his or her part with respect to such shares.
Section 8. Rights of Holders of Restricted Stock Units
(a)Until the lapse or release of the restrictions applicable to the Award Units, no shares of Common Stock shall be issued in respect of such Award Units. Holders of Award Units shall not have rights as stockholders of the Company, with respect to the shares of Common Stock covered by such Award Units or otherwise, and shall not have the right to vote such shares or the right to receive dividends until, and then to the extent that, shares of Common Stock are issued in settlement of the Award Units.
(b)A holder of Award Units shall have no rights other than those of a general creditor of the Company. The Award Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of this Agreement.
Section 9. Restrictive Legends and Stop-Transfer Instructions
Certificates evidencing shares of Common Stock issued pursuant to Award Units may bear such restrictive legends and /or appropriate stop-transfer instructions may be issued to the Company’s transfer agent as the Company and the Company’s counsel deem necessary under applicable law or pursuant to this Agreement.
Section 10. Notices
Any notice that either party hereto may be required or permitted to give to the other shall be in writing and, except as otherwise required herein, may be delivered personally or by mail to the Company at 333 Three D Systems Circle, Rock Hill, South Carolina 29730, attention of the Secretary of the Company, or to the Participant at the address designated with the Company’s equity plan administrator or at such other address as either party may designate by notice to the other.
Section 11. Adjustments
The number of Award Units and the terms of this Agreement shall be subject to adjustment in accordance with Section 3(a) of the Plan.
Section 12. Successors
The provisions of the Plan shall be binding upon and inure to the benefit of all successors of any person receiving Common Stock of the Company pursuant to the Plan, including, without limitation, the estate of such person and the executors, administrators or trustees thereof, the heirs and legatees of such person, and any receiver, trustee in bankruptcy or representative of creditors of such person.
Section 13.  Company’s Right to Terminate Retention; Exclusivity
Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements or modifying existing compensation arrangements for Participants, subject to stockholder approval if such approval is required by applicable statute, rule or regulation; and such arrangements either may be generally applicable or applicable only in specific cases. Neither the adoption of the Plan nor the issuance of the Award Units shall confer upon the Participant any right to continued employment or service with the Company, a Subsidiary or an Affiliate.
Section 14. Responsibility for Taxes
(a)Regardless of any action the Company or the subsidiary or affiliate that employs the Participant (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account, or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items owed by the Participant is and remains the Participant’s responsibility and that such amount may exceed the amount actually withheld by the Company and/or the Employer.  The Participant further acknowledges that the Company and/or the Employer (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant or vesting of the Award Units, the issuance of shares of Common Stock upon settlement of the Units, and the subsequent sale of shares of Common Stock; and (ii) does not commit and is under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Participant becomes subject to tax in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Prior to vesting of the Award Units, the Participant shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations of the Company.  In this regard, the Participant authorizes the Company to withhold all applicable Tax-Related Items legally payable by the Participant (i) from the Participant’s wages or other cash compensation paid to the Participant by the Company; (ii) from proceeds of the sale of the shares of Common Stock, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); and/or (iii) by the Company retaining a portion of the vested Award Units to be settled.
(c)The Participant shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue and deliver shares of Common Stock in payment of any earned and vested Award Units if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items as described in this Section 14.
Section 15. Applicable Law; Venue
This Agreement shall be governed and construed in accordance with the laws of the State of Delaware. Any arbitration, legal or equitable action or any proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Award or the Plan or Agreement, or any provision thereof, shall exclusively be filed and adjudicated in York County, South Carolina and no other venue.
Section 16. Severability
If any provision of this Agreement is held to be illegal, void or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.
Section 17. Further Assurances
The Participant agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.
Section 18. Recovery of Compensation
In accordance with Section 21 of the Plan, the Award is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) the Company’s compensation recovery (clawback) requirements set forth in the Company’s Corporate Governance Guidelines, and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company to be applicable to the Participant.
Section 19. Appendix
Notwithstanding any provision in this Agreement, the award under this Agreement shall be subject to any special terms and conditions set forth in any Appendix to the Agreement for your country of residence. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
Section 20. Electronic Delivery
The Company may, in its sole discretion, decide to deliver any documents related to your current or future participation in the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.